UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2006

MIDAS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-13409	36-4180556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Arlington Heights Road

Itasca, Illinois 60143

(Address of Principal Executive Offices, including Zip Code)

(630) 438-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

2005 Annual Incentive Compensation Plan

At its meeting held on March 7, 2006, the Board of Directors (the “Board”) of Midas, Inc. (the “Company”), upon the recommendation of its Compensation Committee (the “Committee”), approved the awards granted to the Company’s executive officers and key employees, excluding its President and Chief Executive Officer, under the Company’s 2005 Annual Incentive Compensation Plan (the “2005 Plan”). The 2005 Plan had been previously announced, and its terms had been previously outlined, in the Form 8-K previously filed with the Securities and Exchange Commission on February 23, 2005. Specifically, the Board determined that the performance criteria under the Total Company Objectives component of the 2005 Plan had been achieved at 97.4% of the potential payout thereunder. In addition, the Board determined that, with respect to Frederick W. Dow, Jr., William M. Guzik, Alvin K. Marr, and John A. Warzecha, the Company’s senior executive officers, the performance criteria under the Individual Objectives component of the 2005 Plan had been achieved at between 80.0% and 96.4% (depending on the executive) of the potential payout thereunder.

2005 Bonus for President and Chief Executive Officer

Also at its meeting held on March 7, 2006, the Board, upon the recommendation of the Committee, separately determined to award the Company’s President and Chief Executive Officer, who was not a participant in the 2005 Plan, a cash bonus of $520,000. This bonus was determined at the discretion of the Committee and approved by the Board based on the Company’s achievement of a number of key corporate strategic and financial objectives in 2005.

2006 Annual Incentive Compensation Plan

Also at its meeting held on March 7, 2006, the Board, upon the recommendation of the Committee, approved the terms of the 2006 Annual Incentive Compensation Plan (the “2006 Plan”) for the Company’s executive officers and key employees, excluding its President and Chief Executive Officer. The 2006 Plan is intended to provide incentives to the 2006 Plan participants in the form of cash bonus payments for achieving certain specified performance goals.

The bonus target levels under the 2006 Plan range between 15% and 50% (or such greater percentage as may result from the “2 for 1” enhancement feature described below) of the applicable participant’s annual base salary, depending upon the participant’s salary grade within the Company. The bonus target level under the 2006 Plan for the Company’s Senior Vice Presidents is 50%, and the bonus target level under the 2006 Plan for the Company’s Vice Presidents is 35% (again, subject to the “2 for 1” enhancement feature described below). The 2006 Plan is comprised of two components - a Total Company Objectives component (the “Company Component”), which represents 70% of the 2006 Plan’s potential bonus payout, and an Individual Objectives component (the “Individual Component”), which represents 30% of the 2006 Plan’s potential bonus payout.

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Bonus awards pursuant to the Company Component are based upon the Company’s achievement of certain established financial metrics relating to operating income (the “Financial Target”). In addition, the Company Component contains a “2 for 1” enhancement feature whereby, for each 1% over the Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the Company Component, up to a maximum of 150%. Similarly, for each 1% that the Company falls short of the Financial Target, the target bonus award under the Company Component is reduced by 2%. The 2006 Plan specifically provides that no bonus awards are to be paid pursuant to the Company Component unless the Company achieves at least 80% of the Financial Target (the “Financial Target Threshold”).

Bonus awards pursuant to the Individual Component are based upon a 2006 Plan participant’s achievement of specific individual objectives. Individual objectives are established by mutual agreement of the participant and his or her direct supervisor within the Company, and must align with, and otherwise support and/or advance, the Company’s overall business strategy. Bonus awards pursuant to the Individual Component are not contingent upon the Company’s achievement of the Financial Target or any other financial metrics.

The Committee oversees the 2006 Plan. All bonus awards made pursuant to the 2006 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the Financial Target Threshold has been achieved by the Company and, if so, the applicable bonus award percentage under the Company Component resulting from the “2 for 1” enhancement feature described above. The 2006 Plan also provides the Committee with discretion to include or exclude extraordinary items in determining the level of achievement of the Financial Target.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAS, INC.

/s/ William M. Guzik
By:	William M. Guzik
Its:	Chief Financial Officer

Date: March 13, 2006

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